The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the TACYN product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated August 8, 2018
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016

and Product Supplement dated May 2, 2016)

UBS AG $• Trigger Autocallable Contingent Yield Notes

Linked to an Equally Weighted Basket of Selected Equities due on or about August 20, 2020

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) consisting of 10 selected equity securities (each, a “basket asset”, together the “basket assets”), as specified herein under “Preliminary Terms — Underlying Basket”. UBS will pay a contingent coupon on a coupon payment date only if the “basket closing level”, which is based on the weighted performance of each basket asset, on the applicable observation date (including the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the basket closing level on any observation date (quarterly, beginning after 6 months) prior to the final valuation date is equal to or greater than the initial basket level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the basket closing level on the final valuation date (the “final basket level”) is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying basket from the trade date to the final valuation date (the “basket return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date only if the basket closing level is equal to or greater than the coupon barrier on the applicable observation date (including the final valuation date). If, however, the basket closing level is less than the coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.
❑	Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the basket closing level is equal to or greater than the initial basket level on any observation date (quarterly, beginning after 6 months) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final basket level is equal to or greater than the downside threshold, UBS will repay you the principal amount per Note at maturity. If, however, the final basket level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the basket return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	August 15, 2018
Settlement Date**	August 20, 2018
Observation Dates	Quarterly (callable after 6 months) (see page 4)
Final Valuation Date	August 17, 2020
Maturity Date	August 20, 2020
*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the Trigger Autocallable Contingent Yield Notes (“TACYN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. Information about the underlying basket and the basket assets is provided under “Preliminary Terms — Underlying Basket” on page 2, and described in more detail beginning on page 8. The final terms for the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Basket	Basket Weighting	Contingent Coupon Rate	Initial Basket level	Downside Threshold(1)	Coupon Barrier(1)	CUSIP	ISIN
An Equally Weighted Basket of 10 Selected Equities (see page 2 for further details)	Equally Weighted (see page 2 for further details)	8.00% per annum	•	70.00% to 75.00% of the Initial Basket level	70.00% to 75.00% of the Initial Basket Level	90281A769	US90281A7697

(1) The downside threshold and coupon barrier will be set to the same percentage.

The estimated initial value of the Notes as of the trade date is expected to be between $9.49 and $9.79. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TACYN product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TACYN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to an Equally Weighted Basket of Selected Equities	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TACYN product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001176/p35299426-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “TACYN product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket assets.
♦	You are willing to receive no contingent coupons and believe the basket closing level will be equal to or greater than the coupon barrier on the specified observation dates and that the final basket level will be equal to or greater than the downside threshold on the final valuation date.
♦	You understand and accept that you will not participate in any appreciation of the underlying basket or any basket asset and that your potential return is limited to any contingent coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket and the basket assets.
♦	You would be willing to invest in the Notes based on the contingent coupon rate specified on the cover hereof and if the downside threshold and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual downside threshold and coupon barrier will be set on the trade date).
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the basket assets.
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the market risk associated with the Notes and understand and are willing to accept the risks associated with the underlying basket and the basket assets.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a significant portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket assets.
♦	You believe that the level of the underlying basket will decline during the term of the Notes and that the basket closing level is likely to be less than the coupon barrier on the specified observation dates or less than the downside threshold on the final valuation date.
♦	You seek an investment that participates in the appreciation of the underlying basket or the basket assets or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying basket or the basket assets.
♦	You would be unwilling to invest in the Notes based on the contingent coupon rate specified on the cover hereof or if the downside threshold and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual downside threshold and coupon barrier will be set on the trade date).
♦	You seek guaranteed current income from your investment or are unwilling to forgo any dividends paid on the basket assets.
♦	You do not understand or accept the market risk associated with the Notes or do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 24 months, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and coupon payment dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.

Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)
Apple Inc.	AAPL	10.00%	•
Amazon.com, Inc.	AMZN	10.00%	•
Alibaba Group Holding Limited	BABA	10.00%	•
Baidu, Inc.	BIDU	10.00%	•
Facebook. Inc.	FB	10.00%	•
Alphabet Inc.	GOOGL	10.00%	•
Micron Technology, Inc.	MU	10.00%	•
Netflix, Inc.	NFLX	10.00%	•
NVIDIA Corporation	NVDA	10.00%	•
Twitter, Inc.	TWTR	10.00%	•
(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the TACYN product supplement.
Contingent Coupon & Contingent Coupon Rate

If the basket closing level is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the basket closing level is less than the coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the basket closing level is equal to or greater than the coupon barrier.

Contingent Coupon Rate	8.00%
Contingent Coupon	$0.20

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the basket closing level is less than the coupon barrier.
Coupon Barrier(1)

A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level and equal to the downside threshold, as specified on the cover hereof.

The actual coupon barrier for the Notes will be set on the trade date to the same percentage as the downside threshold.

Automatic Call Feature

UBS will automatically call the Notes if the basket closing level on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than the initial basket level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Basket Return)

In such a case, you will suffer a percentage loss on your initial investment equal to the basket return.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Downside Threshold(1)

A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level and equal to the coupon barrier, as specified on the cover hereof.

The actual downside threshold for the Notes will be set on the trade date to the same percentage as the coupon barrier.

Initial Basket Level(1)	To be set to 100.00 on the trade date.
Final Basket Level(1)	The basket closing level on the final valuation date.
Basket Closing Level(1)	On any day, the basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return(1)	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Closing Asset Level – Initial Asset Level Initial Asset Level
Closing Asset Level(1)	With respect to each basket asset, the closing level for such basket asset on any day, including the final valuation date.
(1)	As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.

2

Investment Timeline

Trade date	The initial asset level of each basket asset is observed, the initial basket level is set and the final terms of the Notes are set.
¯
Quarterly (callable after six months)

If the basket closing level is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the applicable coupon payment date.

The Notes will be subject to an automatic call if the basket closing level on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than the initial basket level.

If the Notes are subject to an automatic call, UBS will pay you a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

¯
Maturity date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the Notes are not subject to an automatic call and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 × (1 + Basket Return)

In such a case, you will suffer a percentage loss on your initial investment equal to the basket return.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.

3

Observation Dates(1) and Coupon Payment Dates(1)(2)(3)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
November 15, 2018*	November 20, 2018*	November 15, 2019	November 20, 2019
February 15, 2019*	February 21, 2019	February 18, 2020	February 21, 2020
May 15, 2019	May 20, 2019	May 15, 2020	May 20, 2020
August 15, 2019	August 20, 2019	Final Valuation Date	Maturity Date

*	The Notes are not callable until the first potential call settlement date, which is February 21, 2019.
(1)	Subject to the market disruption event provisions set forth in the TACYN product supplement.
(2)	If you are able to sell the Notes in the secondary market on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date.
(3)	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to an investment in the underlying basket or an in any of the basket assets. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TACYN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying basket at that time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which the basket closing level is equal to or greater than the coupon barrier. If the basket closing level is less than the coupon barrier on any observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the basket closing level is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to any contingent coupons and you will not participate in any appreciation of any basket asset or in any appreciation of the underlying basket — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any basket asset or any appreciation of the underlying basket. In addition, your return on the Notes will vary based on the number of observation dates, if any, in which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline of the underlying basket even though you cannot participate in any appreciation of the underlying basket. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any of the basket assets or the return on a hypothetical direct investment in the underlying basket. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any basket asset.
♦	A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the basket assets (and therefore, the underlying basket), and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the basket assets (and therefore, the underlying basket) at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the basket assets. The greater the expected volatility of the basket assets as of the trade date, the greater the expectation is as of that date that the basket closing level could be less than the coupon barrier on any observation date and that the final basket level could be less than the downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the basket closing level is equal to or greater than the initial basket level on certain observation dates prior to the final valuation date, as set forth under “Observation Dates and Coupon Payment Dates” above. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of the underlying basket and the shorter time remaining for the level of the underlying basket to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness of UBS may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

5

♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the value of a basket asset increases in value, the value of another basket asset may not increase as much, or may even decline in value. Therefore, in calculating underlying basket’s performance on the final valuation date, an increase in the value of one basket asset may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket asset. Further, high correlation of movements in the values of the basket assets could adversely affect your return on the Notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and the amounts payable on, your Notes.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the basket assets) and will depend on whether, and the extent to which, the basket return is positive or negative. The level of the basket assets (and, therefore, the underlying basket) can rise or fall sharply due to factors specific to that basket asset and the issuers of the basket assets (each a “basket asset issuer”, together the “basket asset issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the basket asset issuers and the basket assets for your Notes. For additional information regarding the basket asset issuers, please see “Information about the Basket and the Basket Assets” in this document and the basket asset issuers’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the applicable basket asset issuer with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the basket assets, any expected dividends on the basket assets, if applicable, the correlation of among the basket assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending

6

no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the basket assets; the volatility of the basket assets; any dividends paid on the basket assets; the correlation among the basket assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying basket is currently or has been less than the coupon barrier; the availability of comparable instruments; and the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the basket closing level will be equal to or greater than the coupon barrier on any observation date, or, if the Notes are not subject to an automatic call, that the final basket level will be equal to or greater than the downside threshold. The level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket asset issuers. You should be willing to accept the downside risks of owning equities in general and the basket assets in particular, and the risk of losing a significant portion or all of your initial investment.
♦	There is no affiliation between any basket asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any basket asset issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with one or more basket asset issuer. However, we are not affiliated with any basket asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into each basket asset and the basket asset issuer for your Notes. No basket asset issuer is involved in the Notes offered hereby or in any way and has an obligation of any sort with respect to your Notes. No basket asset issuer has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The Notes are subject to exchange rate risk — Notes linked to the American depositary receipts (the “ADRs”) of Alibaba Group Holding Limited (“Alibaba”) and Baidu, Inc. (“Baidu”) are subject to exchange rate risk because ADRs are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency. Accordingly, changes in currency exchange rates may negatively impact the value of the ADRs. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for the Notes linked to an ADR.
♦	The Notes are subject to non-U.S. securities markets risks — The Notes are subject to risks associated with non-U.S. securities markets because the basket assets include Alibaba and Baidu, both of which are issued by non-U.S. companies and are traded on various non-U.S. exchanges. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or

7

unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	The Notes are subject to emerging market risks — The Notes are linked to the ADRs of Alibaba and Baidu and are therefore subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.
♦	There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock — The Notes are linked to the ADRs of Alibaba and Baidu and investors should be aware that there are important differences between the rights of holders of ADRs and the non-U.S. stock represented by such ADRs. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the non-U.S. stock. Generally, an ADR is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the value of the ADRs and, as a result, the value of your Notes and any payment of any contingent coupons or at maturity.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the basket assets, the calculation agent may make adjustments to the initial basket level, coupon barrier, downside threshold and/or final basket level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect any basket asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TACYN product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to any basket asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to such basket asset issuer in combination with any cash or any other assets distributed to holders of the basket asset in such reorganization event. If such basket asset issuer becomes subject to (i) a reorganization event whereby the basket asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the basket asset is delisted or otherwise suspended from trading, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes - Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “-Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.
♦	Potential UBS impact on the underlying basket — Trading or transactions by UBS or its affiliates in any basket asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket asset, may adversely affect the market price of that basket asset on any observation date (including the final valuation date) and, therefore, the basket closing level, the market value of the Notes and any payment of any contingent coupons or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with a basket asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying basket. The calculation agent can postpone the determination of the terms of the Notes on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may

8

not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 2 years
Initial Basket Level:	100
Contingent Coupon Rate:	7.00% per annum (or 1.75% per quarter)
Contingent Coupon:	$0.175 per quarter
Observation Dates:	Quarterly (callable after 6 months)
Downside Threshold:	75 (which is 75.00% of the Initial Basket Level)
Coupon Barrier:	75 (which is 75.00% of the Initial Basket Level)

Example 1 —The basket closing level is equal to or greater than the Initial Basket Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Basket Closing Level	Payment (per Note)
First Observation Date	115 (equal to or greater than Initial Basket Level)	$0.175 (Contingent Coupon – Not Callable)
Second Observation Date	108 (equal to or greater than Initial Basket Level)	$10.175 (Call Settlement Amount)
	Total Payment:	$10.350 (a 3.50% total return)

Because the Notes are subject to an automatic call following the second observation date (which is approximately 6 months after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.175 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $0.175 received in respect of the prior observation date, UBS will have paid you a total of $10.350 per Note for a 3.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT Subject to an Automatic Call and the Final Basket Level is equal to or greater than the Downside Threshold and Coupon Barrier.

Date	Basket Closing Level	Payment (per Note)
First Observation Date	90 (equal to or greater than Coupon Barrier; less than Initial Basket Level)	$0.175 (Contingent Coupon)
Second Observation Date	70 (less than Coupon Barrier)	$0
Third to Seventh Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	88 (equal to or greater than Downside Threshold and Coupon Barrier)	$10.175 (Payment at Maturity)
	Total Payment:	$10.350 (a 3.50% total return)

Because the Notes are not subject to an automatic call and the final basket level is equal to or greater than the downside threshold and coupon barrier, at maturity, UBS will pay you a total of $10.175 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $0.175 received in respect of the prior observation dates, UBS will have paid you a total of $10.350 per Note for a 3.50% total return on the Notes.

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Example 3 — The Notes are NOT Subject to an Automatic Call and the Final Basket Level is less than the Downside Threshold and Coupon Barrier.

Date	Basket Closing Level	Payment (per Note)
First Observation Date	90 (equal to or greater than Coupon Barrier; less than Initial Basket Level)	$0.175 (Contingent Coupon)
Second Observation Date	85 (equal to or greater than Coupon Barrier; less than Initial Basket Level)	$0.175 (Contingent Coupon)
Third to Seventh Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	40 (less than Downside Threshold and Coupon Barrier)	$10 x (1 + Basket Return) =
$10 × [1 + (-60%)] =
$10 x 0.40 =
$4 (Payment at Maturity)
	Total Payment	$4.350 (a 56.50% loss)

Because the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, at maturity, UBS will pay you $4 per Note. When added to the contingent coupons of $0.350 received in respect of the prior observation dates, UBS will have paid you $4.350 per Note for a loss on the Notes of 56.50%.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information about the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket asset issuers. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each basket asset. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

Each basket asset is registered under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each basket asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each basket asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing level as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the underlying basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the life of the Notes.

Hypothetical Historical Basket Levels

The following table sets forth the hypothetical quarterly basket closing levels for the underlying basket. Past hypothetical performance of the basket is not indicative of the future performance of the basket, assuming the basket closing level was 100 on January 1, 2015.

Quarter Begin	Quarter End	Hypothetical Quarterly Basket Closing Level
1/1/2015	3/31/2015	105.75
4/1/2015	6/30/2015	107.91
7/1/2015	9/30/2015	106.98
10/1/2015	12/31/2015	125.87
1/1/2016	3/31/2016	120.30
4/1/2016	6/30/2016	125.36
7/1/2016	9/30/2016	152.85
10/1/2016	12/31/2016	169.40
1/1/2017	3/31/2017	190.75
4/1/2017	6/30/2017	218.74
7/1/2017	9/30/2017	254.93
10/1/2017	12/31/2017	276.63
1/1/2018	3/31/2018	328.32
4/1/2018	6/30/2018	371.75
7/1/2018	8/6/2018*	375.85

* The above table only includes data through this date. Accordingly, the “Hypothetical Quarterly Basket Closing Level” data indicated is for this shortened period only and does not reflect complete data for this calendar quarter.

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The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2015 through August 6, 2018, based on the daily closing levels of the basket assets. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

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Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac® , iPod®, Apple TV®, consumer and professional software applications, iOS and watchOSTM operating systems, iCloud®, Apple Pay® and a variety of accessory, service and support offerings. Apple also sells its products through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells third-party iPhone, iPad, Mac and iPod compatible products, including application software and other accessories through its online and retail stores. Apple’s reportable operating segments consist of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific. Information filed by Apple with the SEC can be located by reference to its SEC file number 001-36743, or its CIK Code: 0000320193. Apple’s website is apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Apple’s common stock, based on the daily closing levels on the primary exchange for Apple. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Apple’s common stock on August 6, 2018 was $209.07. The actual initial asset level will be the closing level of Apple’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$79.62	$71.35	$76.68
4/1/2014	6/30/2014	$94.25	$73.99	$92.93
7/1/2014	9/30/2014	$103.30	$93.08	$100.75
10/1/2014	12/31/2014	$119.00	$96.26	$110.38
1/1/2015	3/31/2015	$133.00	$105.99	$124.43
4/1/2015	6/30/2015	$132.65	$124.25	$125.43
7/1/2015	9/30/2015	$132.07	$103.12	$110.30
10/1/2015	12/31/2015	$122.57	$105.26	$105.26
1/1/2016	3/31/2016	$109.56	$93.42	$108.99
4/1/2016	6/30/2016	$112.10	$90.34	$95.60
7/1/2016	9/30/2016	$115.57	$94.99	$113.05
10/1/2016	12/31/2016	$118.25	$105.71	$115.82
1/1/2017	3/31/2017	$144.12	$116.02	$143.66
4/1/2017	6/30/2017	$156.10	$140.68	$144.02
7/1/2017	9/30/2017	$164.05	$142.73	$154.12
10/1/2017	12/31/2017	$176.42	$153.48	$169.23
1/1/2018	1/31/2018	$181.72	$155.15	$167.78
4/1/2018	6/30/2018	$193.98	$162.32	$185.11
7/1/2018	8/6/2018*	$209.07	$183.92	$209.07
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of Apple’s common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

15

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) serves consumers, sellers, developers, enterprises, and content creators, and generates most of its revenue from offering products and services to consumers through its retail websites. Amazon also manufactures and sells electronic devices, including Kindle e-readers and Echo. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon. Amazon offers its customers direct access to their websites and through their mobile websites and apps. Amazon serves authors and independent publishers with Kindle Direct Publishing, an online platform that lets independent authors and publishers make their books available in the Kindle Store. Amazon offers programs that allow authors, musicians, filmmakers, app developers, and others to publish and sell content. Amazon serves developers through the AWS segment, which offers global computing, storage, database, and other service offerings. Amazon’s operations are organized into three principal segments: North America, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites; International, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally-focused websites; and AWS, consisting of amounts earned from global sales of compute, storage, database, and other service offerings for start-ups, enterprises, government agencies, and academic institutions. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Amazon’s common stock, based on the daily closing levels on the primary exchange for Amazon. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Amazon’s common stock on August 6, 2018 was $1,847.75. The actual initial asset level will be the closing level of Amazon’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$407.05	$336.52	$336.52
4/1/2014	6/30/2014	$342.99	$288.32	$324.78
7/1/2014	9/30/2014	$360.84	$307.06	$322.44
10/1/2014	12/31/2014	$338.64	$287.06	$310.35
1/1/2015	3/31/2015	$387.83	$286.95	$372.10
4/1/2015	6/30/2015	$445.99	$370.26	$434.09
7/1/2015	9/30/2015	$548.39	$429.70	$511.89
10/1/2015	12/31/2015	$693.97	$520.72	$675.89
1/1/2016	3/31/2016	$636.99	$482.07	$593.64
4/1/2016	6/30/2016	$728.24	$586.14	$715.62
7/1/2016	9/30/2016	$837.31	$725.68	$837.31
10/1/2016	12/31/2016	$844.36	$719.07	$749.87
1/1/2017	3/31/2017	$886.54	$753.67	$886.54
4/1/2017	6/30/2017	$1,011.34	$884.67	$968.00
7/1/2017	9/30/2017	$1,052.80	$938.60	$961.35
10/1/2017	12/31/2017	$1,195.83	$957.10	$1,169.47
1/1/2018	1/31/2018	$1,598.39	$1,189.01	$1,447.34
4/1/2018	6/30/2018	$1,750.08	$1,371.99	$1,699.80
7/1/2018	8/6/2018*	$1,863.61	$1,693.96	$1,847.75
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

16

The graph below illustrates the performance of Amazon’s common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

17

Alibaba Group Holding Limited

According to publicly available information, Alibaba Group Holding Limited (“Alibaba”), through its subsidiaries and variable interest entities, is a commerce, cloud computing, digital media and entertainment company that , through its affiliates, Cainiao Network and Koubei, also participates in the logistics and local services sectors. In addition, Alibaba has a profit sharing interest in Ant Financial Services, a financial services group that operates mainly through the Alipay third-party online payment platform in China. Alibaba reports its business in four operating segments: core commerce, cloud computing, digital media and entertainment and innovation initiatives and others. Alibaba’s American depositary receipts commenced trading on the New York Stock Exchange on September 19, 2014 and therefore has a limited historical performance. Accordingly, historical performance for Alibaba’s American depositary receipts is only available since that date. Information filed by Alibaba with the SEC can be located by reference to its SEC file number: 001-36614, or its CIK Code: 0001577552. Alibaba’s website is alibabagroup.com. Alibaba’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “BABA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Alibaba’s common stock, based on the daily closing levels on the primary exchange for Alibaba. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Alibaba’s common stock on August 6, 2018 was $178.62. The actual initial asset level will be the closing level of Alibaba’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
9/19/2014	9/30/2014	$93.89	$87.17	$88.85
10/1/2014	12/31/2014	$119.15	$84.95	$103.94
1/1/2015	3/31/2015	$105.03	$81.58	$83.24
4/1/2015	6/30/2015	$93.88	$79.54	$82.27
7/1/2015	9/30/2015	$84.15	$57.39	$58.97
10/1/2015	12/31/2015	$85.40	$58.87	$81.27
1/1/2016	3/31/2016	$79.03	$60.57	$79.03
4/1/2016	6/30/2016	$82.00	$74.23	$79.53
7/1/2016	9/30/2016	$109.36	$78.64	$105.79
10/1/2016	12/31/2016	$108.41	$86.79	$87.81
1/1/2017	3/31/2017	$109.51	$88.60	$107.83
4/1/2017	6/30/2017	$143.95	$107.44	$140.90
7/1/2017	9/30/2017	$180.07	$140.99	$172.71
10/1/2017	12/31/2017	$191.19	$168.96	$172.43
1/1/2018	1/31/2018	$205.22	$173.70	$183.54
4/1/2018	6/30/2018	$210.86	$167.52	$185.53
7/1/2018	8/6/2018*	$197.98	$178.62	$178.62
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

18

The graph below illustrates the performance of Alibaba’s American depositary receipts from September 19, 2014 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

19

Baidu, Inc.

According to publicly available information, Baidu, Inc. (“Baidu”) is a Chinese language internet search provider that conducts its operations primarily in China. Baidu offers a Chinese language search platform on its website Baidu.com that enables users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on its websites. Baidu also offers several products and services in local languages to internet users in several other countries, and also provides online marketing services through its websites to online marketing customers. Baidu’s business consists of three segments: search services, transaction services and iQiyi. Search services are keyword-based marketing services targeted at and triggered by internet users’ search queries, which mainly include Baidu’s pay-for-performance services and other online marketing services. Transaction services include Baidu Nuomi, Baidu Takeout Delivery, Baidu Maps, Baidu Connect, Baidu Wallet and others. iQiyi is an online video platform with a content library that includes licensed movies, television series, cartoons, variety shows and other programs. Information filed by Baidu with the SEC can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. Baidu’s website is baidu.com. Baidu’s American depositary receipts are listed on the NASDAQ Global Select Market under the ticker symbol “BIDU.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Baidu’s common stock, based on the daily closing levels on the primary exchange for Baidu. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Baidu’s common stock on August 6, 2018 was $232.96. The actual initial asset level will be the closing level of Baidu’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$184.64	$150.52	$152.38
4/1/2014	6/30/2014	$186.81	$143.51	$186.81
7/1/2014	9/30/2014	$228.45	$182.30	$218.23
10/1/2014	12/31/2014	$250.34	$199.07	$227.97
1/1/2015	3/31/2015	$233.33	$203.27	$208.40
4/1/2015	6/30/2015	$220.46	$189.18	$199.08
7/1/2015	9/30/2015	$207.63	$132.37	$137.41
10/1/2015	12/31/2015	$217.97	$137.53	$189.04
1/1/2016	3/31/2016	$190.88	$140.68	$190.88
4/1/2016	6/30/2016	$195.72	$156.92	$165.15
7/1/2016	9/30/2016	$196.03	$159.60	$182.07
10/1/2016	12/31/2016	$184.11	$161.67	$164.41
1/1/2017	3/31/2017	$186.01	$168.26	$172.52
4/1/2017	6/30/2017	$191.95	$172.44	$178.86
7/1/2017	9/30/2017	$247.69	$179.97	$247.69
10/1/2017	12/31/2017	$272.82	$229.66	$234.21
1/1/2018	1/31/2018	$265.67	$212.07	$223.19
4/1/2018	6/30/2018	$284.07	$219.82	$243.00
7/1/2018	8/6/2018*	$271.45	$228.07	$232.96
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

20

The graph below illustrates the performance of Baidu’s American depositary receipts from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

21

Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. Facebook’s products include Facebook, a mobile app and website that enables people to connect, share, discover and communicate with each other; Instagram, a mobile application that enables users to take, customize and share photos and videos, Messenger, a messaging application available for mobile and web, WhatsApp, a cross-platform mobile messaging application and Oculus, virtual reality technology and content platform products. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook platform to build and grow applications and websites that integrate with Facebook to reach its users and to build personalized and social products. Facebook generates substantially all of its revenue from selling advertising placements to marketers. Information filed by Facebook with the SEC can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Facebook’s common stock, based on the daily closing levels on the primary exchange for Facebook. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Facebook’s common stock on August 6, 2018 was $185.69. The actual initial asset level will be the closing level of Facebook’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$72.03	$53.53	$60.24
4/1/2014	6/30/2014	$67.60	$56.14	$67.29
7/1/2014	9/30/2014	$79.04	$62.76	$79.04
10/1/2014	12/31/2014	$81.45	$72.63	$78.02
1/1/2015	3/31/2015	$85.31	$74.05	$82.22
4/1/2015	6/30/2015	$88.86	$77.46	$85.77
7/1/2015	9/30/2015	$98.39	$82.09	$89.90
10/1/2015	12/31/2015	$109.01	$90.95	$104.66
1/1/2016	3/31/2016	$116.14	$94.16	$114.10
4/1/2016	6/30/2016	$120.50	$108.76	$114.28
7/1/2016	9/30/2016	$131.05	$114.00	$128.27
10/1/2016	12/31/2016	$133.28	$115.05	$115.05
1/1/2017	3/31/2017	$142.65	$116.86	$142.05
4/1/2017	6/30/2017	$155.07	$139.39	$150.98
7/1/2017	9/30/2017	$173.51	$148.43	$170.87
10/1/2017	12/31/2017	$183.03	$168.42	$176.46
1/1/2018	1/31/2018	$193.09	$152.22	$159.79
4/1/2018	6/30/2018	$202.00	$155.10	$194.32
7/1/2018	8/6/2018*	$217.50	$171.06	$185.69
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

22

The graph below illustrates the performance of Facebook’s common stock from May 18, 2012 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

23

Alphabet Inc.

According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google Inc. that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Alphabet’s subsidiaries include Calico, Alphabet’s health and longevity effort; Nest, its connected home business; Access/Google Fiber, its gigabit Internet arm; and its investment divisions such as Google Ventures and Google Capital, licensing and R&D services through Verily and incubator projects, such as Google X. The Notes are linked to Alphabet’s Class A capital stock, which trades on the NASDAQ Global Select Market under the ticker symbol “GOOGL”. Until April 2, 2014, Google Inc.’s Class A common stock traded under the ticker “GOOG”. In January 2014, Google Inc.’s board of directors approved the creation and distribution of a Class C capital stock as a dividend to holders of Google Inc.’s Class A and Class B common stock. The dividend had a record date of March 27, 2014 and a payment date of April 2, 2014. On April 3, 2014, Google Inc.’s Class C capital stock began regular trading under the ticker “GOOG” and Class A common stock began trading under the ticker “GOOGL”. Each share of Google Inc.’s Class A common stock carries one vote and each share of Google Inc.’s Class C capital stock does not carry any votes. On October 2, 2015, Alphabet became the successor issuer to, and parent holding company of, Google Inc. On October 5, 2015, Alphabet’s Class C capital stock commenced trading on The NASDAQ Global Select Market under the symbol “GOOG” previously used by Google Inc.’s Class C capital stock and Alphabet’s Class A common stock also commenced trading on the NASDAQ Global Select Market under the symbol “GOOGL” previously used by Google Inc.’s Class A capital stock. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-36380, or its CIK Code: 0001288776. Alphabet’s website is abc.xyz/.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Alphabet’s Class A common stock, based on the daily closing levels on the primary exchange for Alphabet. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Alphabet’s Class A common stock on August 6, 2018 was $1,237.67. The actual initial level will be the closing level of Alphabet’s Class A common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$610.68	$551.15	$557.80
4/1/2014	6/30/2014	$585.93	$518.00	$584.67
7/1/2014	9/30/2014	$605.40	$571.81	$588.41
10/1/2014	12/31/2014	$587.78	$498.16	$530.66
1/1/2015	3/31/2015	$581.44	$497.06	$554.70
4/1/2015	6/30/2015	$573.66	$532.74	$540.04
7/1/2015	9/30/2015	$699.62	$541.70	$638.37
10/1/2015	12/31/2015	$793.96	$642.00	$778.01
1/1/2016	3/31/2016	$780.91	$701.02	$762.90
4/1/2016	6/30/2016	$787.68	$681.14	$703.53
7/1/2016	9/30/2016	$815.95	$704.89	$804.06
10/1/2016	12/31/2016	$835.74	$753.22	$792.45
1/1/2017	3/31/2017	$872.37	$807.77	$847.80
4/1/2017	6/30/2017	$1,004.28	$839.88	$929.68
7/1/2017	9/30/2017	$998.31	$919.46	$973.72
10/1/2017	12/31/2017	$1,085.09	$966.78	$1,053.40
1/1/2018	1/31/2018	$1,187.56	$1,005.18	$1,037.14
4/1/2018	6/30/2018	$1,184.07	$1,009.95	$1,129.19
7/1/2018	8/6/2018*	$1,285.50	$1,116.28	$1,237.67
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

24

The graph below illustrates the performance of Alphabet’s Class A common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

25

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. (“Micron”) is a global manufacturer and marketer of semiconductor devices, including dynamic random access memory (“DRAM”), NOR Flash memory (“NOR Flash”) and NAND Flash memory (“NAND Flash”) as well as other memory technologies, packaging solutions and semiconductor systems for use in computing, consumer, networking, automotive, industrial, embedded and mobile products. Micron markets its products through its internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Micron operates in four segments: Compute and Networking Business Unit (“CNBU”), Storage Business Unit (“SBU”), Mobile Business Unit (“MBU”) and Embedded Business Unit (“EBU”). The CNBU segment includes DRAM and NOR Flash products sold to the computer, networking, graphics, and cloud server markets, as well as NAND Flash products sold primarily into the networking market. The SBU segment includes NAND Flash components and Solid State Drives sold into enterprise and client storage, and cloud and removable storage markets. The MBU segment includes DRAM, NAND Flash, and NOR Flash products sold to the smartphone, feature phone, and tablet mobile-device markets. The EBU segment includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as the connected home and consumer electronics markets. Information filed by Micron with the SEC can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. Micron’s website is micron.com. Micron’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MU.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Micron’s common stock, based on the daily closing levels on the primary exchange for Micron. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Micron’s common stock on August 6, 2018 was $52.67. The actual initial asset level will be the closing level of Micron’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$25.49	$20.67	$23.66
4/1/2014	6/30/2014	$32.95	$21.13	$32.95
7/1/2014	9/30/2014	$34.64	$29.68	$34.26
10/1/2014	12/31/2014	$36.49	$27.03	$35.01
1/1/2015	3/31/2015	$34.75	$26.57	$27.13
4/1/2015	6/30/2015	$29.52	$18.73	$18.84
7/1/2015	9/30/2015	$20.12	$14.06	$14.98
10/1/2015	12/31/2015	$19.16	$13.66	$14.16
1/1/2016	3/31/2016	$14.82	$9.69	$10.47
4/1/2016	6/30/2016	$14.05	$9.56	$13.76
7/1/2016	9/30/2016	$18.00	$11.73	$17.78
10/1/2016	12/31/2016	$23.30	$16.62	$21.92
1/1/2017	3/31/2017	$28.97	$21.71	$28.90
4/1/2017	6/30/2017	$32.50	$26.57	$29.86
7/1/2017	9/30/2017	$39.33	$27.49	$39.33
10/1/2017	12/31/2017	$49.68	$39.37	$41.12
1/1/2018	1/31/2018	$61.15	$39.40	$52.14
4/1/2018	6/30/2018	$62.62	$45.89	$52.44
7/1/2018	8/6/2018*	$57.45	$51.48	$52.67

*     The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

26

The graph below illustrates the performance of Micron’s common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

27

Netflix, Inc.

According to publicly available information, Netflix, Inc. (“Netflix”) is an Internet television network. Through subscriptions, Netflix's members can watch TV shows and movies directly on their TVs, computers and mobile devices. Netflix operates in three segments: Domestic streaming, International streaming and Domestic DVD. The Domestic and International streaming segments derive revenues from monthly membership fees for services consisting solely of streaming content. The Domestic DVD segment derives revenues from monthly membership fees for services consisting solely of DVD-by-mail in the U.S. Information filed by Netflix with the SEC can be located by reference to its SEC file number: 001-35727, or its CIK Code: 0001065280. Netflix’s website is netflix.com. Netflix’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “NFLX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Netflix’s common stock, based on the daily closing levels on the primary exchange for Netflix. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Netflix’s common stock on August 6, 2018 was $350.92. The actual initial asset level will be the closing level of Netflix’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$65.00	$46.96	$50.29
4/1/2014	6/30/2014	$64.10	$44.89	$62.94
7/1/2014	9/30/2014	$69.20	$60.27	$64.45
10/1/2014	12/31/2014	$66.69	$45.21	$48.80
1/1/2015	3/31/2015	$69.00	$45.55	$59.53
4/1/2015	6/30/2015	$97.31	$59.02	$93.85
7/1/2015	9/30/2015	$126.45	$93.51	$103.26
10/1/2015	12/31/2015	$130.93	$97.32	$114.38
1/1/2016	3/31/2016	$117.68	$82.79	$102.23
4/1/2016	6/30/2016	$111.51	$85.33	$91.48
7/1/2016	9/30/2016	$100.09	$85.84	$98.55
10/1/2016	12/31/2016	$128.35	$99.50	$123.80
1/1/2017	3/31/2017	$148.06	$127.49	$147.81
4/1/2017	6/30/2017	$165.88	$139.76	$149.41
7/1/2017	9/30/2017	$189.08	$146.17	$181.35
10/1/2017	12/31/2017	$202.68	$177.01	$191.96
1/1/2018	1/31/2018	$331.44	$201.07	$295.35
4/1/2018	6/30/2018	$416.76	$280.29	$391.43
7/1/2018	8/6/2018*	$418.97	$334.96	$350.92
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of Netflix’s common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

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NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is engaged in visual computing. NVIDIA-branded products and services are visual computing platforms that address four markets: Gaming, Professional Visualization, Datacenter and Automotive. NVIDIA operates in two segments: Graphics Processing Unit (“GPU”) and Tegra Processor. NVIDA integrates its GPUs into system-on-a-chip processors, which are used in tablets, online gaming and entertainment devices, autonomous robots, drones and cars, and analysts focused on aritificial intelligence, learning and big-data analysts and GRID for cloud-based visual computing users. The Tegra Processor processors integrate an entire computer onto a single chip and are primarily designed to enable its branded platforms: DRIVE and SHIELD. DRIVE automotive computers provide supercomputing capabilities to make driving safer and enable self-driving capabilities. SHIELD consists of a family of devices designed to harness the power of mobile-cloud to revolutionize gaming. Tegra is also sold to OEMs for devices. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s website is nvidia.com. NVIDIA’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “NVDA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for NVIDIA’s common stock, based on the daily closing levels on the primary exchange for NVIDIA. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of NVIDIA’s common stock on August 6, 2018 was $254.03. The actual initial asset level will be the closing level of NVIDIA’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$18.88	$15.36	$17.91
4/1/2014	6/30/2014	$19.61	$17.98	$18.54
7/1/2014	9/30/2014	$20.03	$17.46	$18.45
10/1/2014	12/31/2014	$21.14	$16.79	$20.05
1/1/2015	3/31/2015	$23.47	$19.14	$20.93
4/1/2015	6/30/2015	$22.76	$20.11	$20.11
7/1/2015	9/30/2015	$24.65	$19.31	$24.65
10/1/2015	12/31/2015	$33.75	$24.17	$32.96
1/1/2016	3/31/2016	$35.76	$25.22	$35.63
4/1/2016	6/30/2016	$48.49	$34.76	$47.01
7/1/2016	9/30/2016	$68.52	$46.66	$68.52
10/1/2016	12/31/2016	$117.32	$65.35	$106.74
1/1/2017	3/31/2017	$119.13	$97.67	$108.93
4/1/2017	6/30/2017	$159.94	$95.49	$144.56
7/1/2017	9/30/2017	$187.55	$139.33	$178.77
10/1/2017	12/31/2017	$216.96	$179.00	$193.50
1/1/2018	1/31/2018	$250.48	$199.35	$231.59
4/1/2018	6/30/2018	$266.91	$214.25	$236.90
7/1/2018	8/6/2018*	$254.84	$236.84	$254.03
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of NVIDIA’s common stock from January 1, 2008 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

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Twitter, Inc.

According to publicly available information, Twitter, Inc. (“Twitter”) is a global platform for public self-expression and conversation in real time. Twitter allows people to consume, create, distribute and discover content. Twitter’s products and services for users include their primary service as well as Periscope, a mobile application that lets users broadcast and watch video live with others. Periscope broadcasts can also be viewed through Twitter and on desktop or mobile web browser. Twitter’s products and services for advertisers include sponsored content, which are designed to enable advertisers to promote their brands, products and services and extend the conversation around their advertising campaigns. Twitter’s products for developers include a set of tools, public APIs and embeddable widgets that developers can use to contribute their content to Twitter’s platform, syndicate and distribute Twitter content across their properties and enhance their websites and applications with Twitter content. Twitter’s product for data partners include subscription access to their public data feed for partners who wish to access data beyond Twitter’s public API, which offers a limited amount of their public data for free. Twitter has a single operating segment. Information filed by Twitter with the SEC can be located by reference to its SEC file number: 001-36164, or its CIK Code: 0001418091. Twitter’s website is twitter.com. Twitter’s common stock is listed on the New York Stock Exchange under the ticker symbol “TWTR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Twitter’s common stock, based on the daily closing levels on the primary exchange for Twitter. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Twitter’s common stock on August 6, 2018 was $32.98. The actual initial asset level will be the closing level of Twitter’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$69.00	$44.43	$46.67
4/1/2014	6/30/2014	$46.98	$30.50	$40.97
7/1/2014	9/30/2014	$53.00	$36.87	$51.58
10/1/2014	12/31/2014	$55.42	$35.13	$35.87
1/1/2015	3/31/2015	$51.47	$36.38	$50.08
4/1/2015	6/30/2015	$52.87	$34.21	$36.22
7/1/2015	9/30/2015	$36.72	$24.38	$26.94
10/1/2015	12/31/2015	$31.34	$22.14	$23.14
1/1/2016	3/31/2016	$22.56	$14.31	$16.55
4/1/2016	6/30/2016	$17.75	$14.01	$16.91
7/1/2016	9/30/2016	$23.72	$15.77	$23.05
10/1/2016	12/31/2016	$24.87	$16.30	$16.30
1/1/2017	3/31/2017	$18.72	$14.54	$14.95
4/1/2017	6/30/2017	$19.49	$14.29	$17.87
7/1/2017	9/30/2017	$20.53	$15.75	$16.87
10/1/2017	12/31/2017	$25.20	$17.09	$24.01
1/1/2018	1/31/2018	$36.60	$22.16	$29.01
4/1/2018	6/30/2018	$46.76	$27.54	$43.67
7/1/2018	8/6/2018*	$46.65	$31.38	$32.98
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of Twitter’s common stock from November 6, 2013 through August 6, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TACYN product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as pre-paid derivative contracts with respect to the underlying basket. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the TACYN product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the TACYN product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Section 1297. We will not attempt to determine whether any basket asset issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of the Code. If any basket asset issuer were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any basket asset issuer is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such

34

payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any basket asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the basket asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of any basket asset issuer for their Notes as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to the underlying basket or any basket asset, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets or the Notes. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets or the Notes you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a taxable disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may not be interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

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It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdictions of the basket asset issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

37

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the TACYN product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offerings	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms for Each Offering of the Notes	2
Investment Timeline	3
Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information about the Underlying Basket and the Basket Assets	11
What Are the Tax Consequences of the Notes?	34
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	37

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-11
Risk Factors	PS-17
General Terms of the Notes	PS-32
Use of Proceeds and Hedging	PS-48
Supplemental U.S. Tax Considerations	PS-49
Certain ERISA Considerations	PS-56
Supplemental Plan of Distribution (Conflict of Interest)	PS-57

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger Autocallable Contingent Yield Notes due on or about August 20, 2020

Preliminary Pricing Supplement dated August 8, 2018

(To Product Supplement dated May 2, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.